UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 14, 2016

EPR Properties

(Exact name of registrant as specified in its charter)

Maryland	001-13561	43-1790877
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

909 Walnut Street, Suite 200

Kansas City, Missouri 64106

(Address of principal executive office)(Zip Code)

(816) 472-1700

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01.	Regulation FD Disclosure.

On January 14, 2016, EPR Properties (the “Company”) filed with the Securities and Exchange Commission (the “SEC”) a preliminary prospectus supplement in connection with a proposed underwritten public offering of 2,250,000 of its common shares of beneficial interest (the “Offering”). The Offering is being made pursuant to a prospectus supplement and an accompanying prospectus filed as part of an effective shelf registration statement filed with the SEC on Form S-3.

The preliminary prospectus supplement includes a discussion of the Company’s recent developments, the proposed use of proceeds of the Offering and a supplementary risk factor, each described below.

Recent Developments

Investments

The Company’s investment spending in its operating segments for the fiscal year ended December 31, 2015 totaled approximately $632.0 million, and included investments in each of its four reportable operating segments.

•	Entertainment—investment spending for the fiscal year ended December 31, 2015 totaled approximately $106.1 million, and related primarily to investments in the development or redevelopment of 10 megaplex theatres, four family entertainment centers and five entertainment retail centers, as well as the acquisition of four megaplex theatres located in Virginia, Illinois, Florida and Texas, each of which is subject to a long-term, triple-net lease or long-term mortgage agreement.

•	Education—investment spending for the fiscal year ended December 31, 2015 totaled approximately $272.9 million, and related primarily to investments in build-to-suit construction of 29 public charter schools, four private schools and 28 early childhood education centers, as well as the acquisition of two public charter schools and two early childhood education centers, each of which is subject to a long-term, triple-net lease or long-term mortgage agreement.

•	Recreation—investment spending for the fiscal year ended December 31, 2015 totaled approximately $241.2 million, and related primarily to investments in build-to-suit construction of 17 Topgolf golf entertainment facilities, additional improvements at the Company’s Kansas City, Kansas waterpark and Camelback Mountain Resort, as well as the acquisition of one ski resort located in Wintergreen, Virginia, each of which is subject to a long-term, triple-net lease or a long-term mortgage agreement.

•	Other—investment spending for the fiscal year ended December 31, 2015 totaled approximately $11.8 million and was related to the Company’s Adelaar project in Sullivan County, New York (this amount excludes $18.8 million of capital spending on common infrastructure for the Adelaar project during the fiscal year ended December 31, 2015 that is expected to be reimbursed through the issuance of tax-exempt public infrastructure bonds as discussed further below).

Financing Activities

During the three months ended December 31, 2015, the Company issued 1,658,628 common shares under its Dividend Reinvestment and Direct Share Purchase Plan (“DSPP”) for net proceeds of $90.4 million, which brings the total issuances under the DSPP for the fiscal year ended December 31, 2015 to 3,530,058 common shares for net proceeds of $190.3 million. The Company used the net proceeds from issuances under the DSPP during the fiscal year ended December 31, 2015 to reduce the outstanding principal balance under its unsecured revolving credit facility.

During the three months ended December 31, 2015, the Company prepaid in full two mortgage notes payable totaling $34.2 million, which were secured by two theatre properties.

The Adelaar Project

On December 21, 2015, a subsidiary of Empire Resorts, Inc. was awarded a license (a “Gaming Facility License”) by the New York State Gaming Commission to operate the Montreign Resort Casino (the “Casino Project”), which will be located within the Company’s Adelaar project in Sullivan County, New York, approximately 90 miles from New York City. The Gaming Facility License will be effective on the earlier of March 1, 2016, or upon payment of certain required financial commitments (the “License Award Effective Date”).

The Adelaar project will initially consist of the Casino Project, an indoor waterpark lodge (the “Waterpark Project”), a redesigned golf course (the “Golf Course”) and an entertainment village, which will include retail, restaurant, shopping and entertainment (the “Entertainment Village”). Subsidiaries of Empire Resorts, Inc. (the “Empire Project Parties”) will be responsible for the construction and development of the Casino Project, Golf Course and Entertainment Village, and have agreed to invest a minimum of $611.0 million, $15.0 million and $25.0 million in the development and construction of the Casino Project, the Golf Course and the Entertainment Village, respectively. The Casino Project will include a casino of approximately 90,000 square feet with approximately 2,150 slot machines and 102 table games, a poker room with 14 to 16 tables and a private VIP gaming area with a lounge and reception area. It will also include a hotel with approximately 332 luxury rooms. The Adelaar project also includes approximately 600 acres of developable land. It is expected that the Casino Project will open by March 1, 2018 and the Golf Course, Entertainment Village and Waterpark Project are expected to begin opening by September 1, 2018 but no later than March 1, 2019.

On December 28, 2015, the Company entered into long-term, triple-net ground leases with the Empire Project Parties for the three parcels of land upon which the Casino Project, Golf Course and Entertainment Village are located. Pursuant to the ground leases, the Company will receive the following rent:

•	Casino Project—

•	Prior to the License Award Effective Date, $500,000 per month;

•	For the 12 months following the License Award Effective Date, $667,000 per month, which is satisfied by option payments we have previously received through December 31, 2015;

•	For the 18 months following the first anniversary of the License Award Effective Date, $1.0 million per month; and

•	Thereafter, minimum rent of $7.5 million per year, plus percentage rent equal to 5.0% of eligible gaming revenue (as defined in the Casino Project lease) above $150.0 million. In addition, every five years of the lease term, the minimum rent will be increased by 8.0%.

•	Golf Course and Entertainment Village—For each ground lease, rent becomes payable upon opening, and for each the Company will receive annual rent of $150,000 for the first 10 years, increasing to $250,000 thereafter.

The Empire Project Parties have an option to purchase all, but not less than all, of the property subject to the ground leases for a purchase price of $175.0 million ($200.0 million after the sixth anniversary of the License Award Effective Date), less a credit of up to $25.0 million for certain previous payments made by the Empire Project Parties.

The Waterpark Project is expected to consist of a 300-room lodge, a 75,000 square foot indoor waterpark, a family entertainment center, an adventure park and a conference center. The Company has committed to the Empire Project Parties to cause the construction of the Waterpark Project with a minimum capital investment of $120.0 million. The Waterpark Project will be leased to the waterpark operator pursuant to a triple-net lease with an initial term of 20 years from the completion date.

The Company is also responsible for the construction of the Adelaar project’s common infrastructure, which is expected to be financed primarily through the issuance of tax-exempt public infrastructure bonds and currently budgeted at approximately $90.0 million, subject to budget adjustments and related approvals. The debt service related to these bonds is expected to be paid primarily through special assessments levied against the property held by the benefited users.

Expected Common Share Dividend Increase

The Company has announced its intention to increase its monthly common share dividend by approximately 6% from an annualized rate of $3.63 per share for fiscal year 2015 to $3.84 per share for fiscal year 2016, subject to formal declaration by the Company’s Board of Trustees. While the Company intends to continue paying regular monthly dividends on its common shares, future dividend declarations will be at the discretion of the Company’s Board of Trustees and will depend on the Company’s cash flow, financial condition, capital requirements, the annual distribution requirements under the REIT provisions of the Internal Revenue Code of 1986, as amended, debt covenants and other factors that the Company’s Board of Trustees deems relevant.

Use of Proceeds

The preliminary prospectus supplement also discloses that the Company intends to use the net proceeds from the offering to reduce the outstanding principal balance of its unsecured revolving credit facility. Such application of the net proceeds will increase the amounts available under the Company’s unsecured revolving credit facility, which the Company intends to use primarily to fund its ongoing pipeline of acquisition and build-to-suit projects. At January 14, 2016, the Company had approximately $272.0 million of indebtedness outstanding under its unsecured revolving credit facility.

Risk Factor

The offering of tax-exempt public infrastructure bonds to finance the cost of construction of common infrastructure at the Adelaar project may not be successful or the Company could overrun budgeted costs for such infrastructure construction.

The Company is responsible for the construction of the Adelaar project common infrastructure, which is expected to be financed primarily through the issuance of tax-exempt public infrastructure bonds. The debt service of these bonds is expected to be paid primarily through special assessments levied against the property held by the benefited users. There can be no assurance that the offering of tax-exempt public infrastructure bonds will be successfully executed. If the bonds are not issued, the Company will not receive the proceeds of the bond offering as reimbursement of its expenditures and those amounts will be treated as an additional investment in the Adelaar project (subject to a portion of those costs being proportionately reimbursed by the Company’s tenants) in which case the Company’s return on invested capital would be less than currently expected. In addition, there can be no assurance that the cost of construction of common infrastructure for the Adelaar project will not exceed the Company’s budgeted amounts of approximately $90.0 million, subject to budget adjustments and related approvals. If so, such excess may not be included in the tax-exempt public infrastructure bonds and, to the extent they exceed certain negotiated caps, may not be proportionately recovered from the Company’s tenants.

Item 8.01.	Other Events.

On January 14, 2016, the Company issued a press release announcing that it had commenced the Offering. The Company’s press release is attached hereto as Exhibit 99.1 and incorporated herein by reference.

The information in this Current Report on Form 8-K shall not constitute an offer to sell or the solicitation of any offer to buy nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

Item 9.01	Financial Statements and Exhibits.

Number	Description

99.1	Press Release dated January 14, 2016 issued by EPR Properties

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

EPR PROPERTIES

By:	/s/ Mark A. Peterson
Name:	Mark A. Peterson
Title:	Executive Vice President, Treasurer and Chief Financial Officer

Date: January 14, 2016

INDEX TO EXHIBITS

Exhibit	Description

99.1	Press Release dated January 14, 2016 issued by EPR Properties